UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2012

GraphOn Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21683	13-3899021
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

1901 S. Bascom Avenue, Suite 660 Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 472-7466

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  On August 15, 2012, the Board of Directors of GraphOn Corporation (the "Company") approved the promotions of Eldad Eilam to chief executive officer, and Christoph Berlin to chief operating officer.  Mr. Eilam had been serving as the Company's interim chief executive officer prior to his promotion.  He will continue in his roles as the Company's president and member of the board of directors.  Mr. Berlin previously served as the Company's vice president of product management and marketing.

(e)  The Board of Directors also approved grants of 1,600,000, 1,750,000 and 414,500 shares of restricted stock ("Restricted Stock") and/or restricted stock units ("RSUs") under the Company's 2008 Equity Incentive Plan to, respectively, Mr. Eilam, Mr. Berlin and Mr. Robert Dixon, the Company's Interim Chief Financial Officer.  The grants vest over three years.  From the grant date to the third month anniversary of the grant date, no shares vest; from the fourth month to the 36th month anniversary of the grant date, the grants vest in 33 equal monthly installments.  On the 36th month anniversary, the grants are fully vested.  The grants are subject to forfeiture under certain conditions, including the Company's right to repurchase unvested shares in connection with certain termination events.

Item 9.01	Financial Statements and Exhibits

99.1 Eilam Press Release

99.2 Berlin Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GraphOn Corporation

Dated: August 22, 2012	By:	/s/ Robert Dixon
Robert Dixon
Interim Chief Financial Officer